Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of April 3, 2022 (the “Effective Date”) by and between BeiGene USA, Inc., a Delaware corporation, with an address at 55 Cambridge Parkway, Suite 700W, Cambridge, MA 02142 (“BeiGene”) and Jane Huang (“Consultant”). BeiGene desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to BeiGene, all as provided in this Agreement. BeiGene and Consultant may individually or collectively, as the case may be, be referred to herein as the “Party” or “Parties.”

1.Services. BeiGene retains Consultant, and Consultant agrees to provide consulting and advisory services to BeiGene as BeiGene may from time to time reasonably request (the “Consulting Services”), reasonable defined as: not to exceed 20 hours/month. The Consulting Services will run from April 3, 2022 to November 14, 2022, or until such date as set forth under Section 9. Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and BeiGene prior to implementation of the changes.

2.Compensation. As full consideration for Consulting Services provided under this Agreement, BeiGene agrees to provide Consultant with the benefit of vesting from April 3, 2022 through June 30, 2022 of BeiGene, Ltd. restricted stock units grants and option grants that Consultant was granted while an employee.

(a)Notwithstanding the terms of the BeiGene, Ltd. 2016 Share Option and Equity Incentive Plan and terms of the award agreement(s) thereunder (collectively, the “2016 Plan”), the share options and restricted stock units granted by BeiGene, Ltd. to the Consultant during her employment (the “Option Grants”) shall continue to vest according to the original vesting schedule through the date of June 30,2022 as stated above.

(b)Notwithstanding the terms of the 2016 Plan and award agreement(s) thereunder, the exercise period of the vested options held by the Consultant shall be extended to 90 days after the Consultant ceases to provide Consulting Services to the Company or its subsidiaries under this Agreement (end of Consulting Services is November 14, 2022).

(c)For clarity, except as set forth in (a) and (b) above, all other unvested equity grants held by the Consultant shall terminate immediately as of June 30, 2022 in accordance with the terms of the 2016 Plan as applicable.

Consultant agrees that this will fully compensate her for all Consulting Services. BeiGene will further reimburse any business-related expenses.

3.Performance.

(a)Consultant agrees to provide the Consulting Services to BeiGene, or to its designee: (i) in accordance with all applicable laws, rules, guidelines, and regulations in effect and as amended from time to time, including but not limited to, the Federal Food, Drug, and Cosmetic Act and its implementing regulations, federal and state anti-kickback laws, including the Federal Anti-Kickback Statute, the Federal False Claims Act, and any regulatory safe harbors promulgated thereunder, privacy and data security laws, consumer protection statutes, and anti-bribery laws and (ii) to the highest degree of professional standards.

(b)In addition, Consultant will comply with all BeiGene policies and procedures that have been communicated to Consultant regarding access to and permitted conduct at BeiGene’s or its affiliate’s premises. Consultant shall have the authority to determine the manner and means by which the Consulting Services are to be performed and shall not be under the direct supervision of any BeiGene employee. Consultant hereby represents and warrants that Consultant has not been, and is not under consideration to be: (i) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) excluded, debarred, or suspended from, or otherwise ineligible to participate in, any federal or state health care program, or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)) (collectively, “Debarred”); (iii) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (iv) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

(c)In the event that Consultant (i) becomes so Debarred, disqualified, or convicted or (ii) receives notice of an action or threat of action that might lead to being Debarred, disqualified, or convicted, Consultant shall notify BeiGene immediately. Upon the receipt of such notice by BeiGene, or if BeiGene otherwise becomes aware of such debarment, disqualification, or conviction, or threats thereof, BeiGene shall have the right to terminate this Agreement immediately.

4.Compliance with Obligations to Third Parties. Consultant hereby represents and warrants to BeiGene that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment, or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by BeiGene.

5.Work Product. Consultant agrees that all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations, and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”) shall be the exclusive property of BeiGene throughout the world in perpetuity, and BeiGene is the sole exclusive worldwide perpetual owner of all right, title and interest therein and thereto (including, without limitation, all copyrights and all renewals and extensions thereof). Consultant hereby irrevocably assigns, transfers, and conveys to BeiGene, exclusively and perpetually, all right, title, and interest throughout the world which Consultant has or may be deemed to have in the Work Product, including, without limitation, all copyrights, patents, and the right to secure registrations, renewals, reissues, and extensions thereof.  Without limitation, and notwithstanding anything to the contrary, BeiGene is the exclusive worldwide perpetual owner of all rights of whatever kind or nature in and to the Consultant Services, including, without limitation, the exclusive, worldwide right in perpetuity to publish, display, broadcast, transmit, manufacture, duplicate, exhibit, distribute, exploit, and dispose of the Work Product. Consultant hereby expressly waives and agrees not to assert any so-called “moral rights” and rights of reproduction in and to the Work Product thereof pursuant to Section 982 of the California Civil Code or pursuant to any similar laws, regulations, or statutes whatsoever. No rights of any kind in or to the Work Product are reserved to or by Consultant or shall revert to or be reserved by or on behalf of Consultant. Consultant agrees to execute such further documents and to do such further acts as may be reasonably necessary to perfect, register, evidence, or enforce BeiGene’s ownership of any such rights. Consultant hereby appoints BeiGene as Consultant’s attorney-in-fact (this appointment being irrevocable and coupled with an interest) to execute such documents on Consultant’s behalf.

6.Confidentiality.

(a)“Confidential Information” means: (i) any scientific, technical, business, or financial information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of BeiGene or its Affiliate, (ii) all information contained in or comprised of BeiGene Materials (defined in Section 7); (iii) all Work Product; (iv) Personal Data (as defined below) of BeiGene personnel. Confidential Information is, and will remain, the sole property of BeiGene.

(b)During the Term (as defined in Section 9) and thereafter, Consultant agrees to: (i) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of BeiGene; (ii) use Confidential Information solely in connection with the Consulting Services; (iii) treat Confidential Information with no less than a reasonable degree of care; (iv) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (v) notify BeiGene of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as BeiGene continues to treat such Confidential Information as a trade secret.

(c)Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:

i.is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;

ii.is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;

iii.becomes known to Consultant on a non-confidential basis through disclosure by sources other than BeiGene having the legal right to disclose such Confidential Information; or

iv.is independently developed by Consultant without use of, reference to, or reliance upon Confidential Information.

(d)If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give BeiGene prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with BeiGene in any efforts to seek a protective order.

(e)BeiGene provides notice to Consultant that pursuant to the United States Defend Trade Secrets Act of 2016:

i.An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

ii.An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.BeiGene Materials. All documents, data, records, materials, compounds, apparatus, equipment, and other physical property furnished or made available by or on behalf of BeiGene to Consultant in connection with this Agreement (“BeiGene Materials”) are and will remain the sole property of BeiGene, with the exception of the phone that was provided to the consultant and can be transferred to the consultant. Consultant will use BeiGene Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the BeiGene Materials without the express prior written consent of BeiGene. Consultant will return to BeiGene any and all BeiGene Materials upon request.

8.Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of BeiGene. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of BeiGene or any of its affiliates for publicity, promotion, or other uses without BeiGene’s prior written consent.

9.Expiration/Termination. The term of this Agreement will commence and expire as set forth under Section 1, unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the Parties (the “Term”). BeiGene may terminate this Agreement at any time with or without cause upon not less than ten (10) days’ prior written notice to Consultant. Consultant may terminate this Agreement at any time with or without cause upon not less than sixty (60) days’ prior written notice to BeiGene. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either Party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor BeiGene will have any further obligations under this

Agreement, except that (i) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by BeiGene, unless BeiGene specifies in the notice of termination that Consulting Services in progress should be completed; (ii) Consultant will deliver to BeiGene all Work Product made through expiration or termination; (iii) BeiGene will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized, non-cancelable expenses actually incurred that cannot be mitigated; (iv) Consultant will immediately return to BeiGene all BeiGene Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (v) the terms, conditions, and obligations under Sections 3, 5, 6, 7, 8, 9, 10 and 11, and all other sections which by their nature shall survive expiration or termination of this Agreement, will survive expiration or termination of this Agreement.

10.In connection with the Consulting Services, Consultant may receive, have access to or otherwise process “Personal Data,” or information that relates to an identified or identifiable natural person or is otherwise subject to data protection laws. Consultant agrees to process and protect any Personal Data and other Confidential Information in compliance with all applicable laws, as well as any instructions given by BeiGene for the processing of Personal Data. Consultant acknowledges that they have given no consideration (monetary or otherwise) for any disclosure or transfer of Personal Data from BeiGene to Consultant. BeiGene shall provide and Consultant shall use any such Personal Data for the sole purpose of facilitating the Consulting Services. Consultant shall notify BeiGene at privacy@beigene.com within three (3) business days of any request or notification from (i) a government authority or other entity or (ii) individual that may impact Personal Data. If Consulting Services involve the processing of sensitive Personal Data (such as any health data) or more significant amounts of Personal Data than anticipated as of the Effective Date, the Parties agree to negotiate additional contractual provisions in good faith to facilitate compliance with data protection laws and BeiGene’s data protection standards.

If Consultant is a California resident or otherwise covered by the California Consumer Privacy Act of 2018, notice is hereby given that BeiGene’s California Privacy Notice for Consultants and Contractors is posted at https://www.beigene.com/privacy-policy. Consultant shall provide this website link to all other individuals who may provide Consulting Services under this Agreement.

11.Indemnification.

(a)By Consultant. Consultant shall indemnify, defend, and hold BeiGene, its affiliates officers, directors, agents, and employees (“BeiGene Indemnitees”) harmless from any and all liabilities, losses, damages, or expenses of any kind, including costs and reasonable attorneys’ fees (collectively, “Losses”) arising out of or resulting from any third-party suits, proceedings, actions, claims, or demands (collectively, “Claims”) to the extent such Claims arise out of or result from: (i) any negligent or willful acts or omissions by Consultant; (ii) Consultant’s failure to comply with applicable law; or (iii) any material breach of this Agreement by Consultant. Notwithstanding the foregoing, Consultant will not be obligated to indemnify any BeiGene Indemnitee to the extent that the applicable Claim is within the scope of BeiGene’s indemnification obligations under Section 11(b) (Indemnification by BeiGene).

(b)By BeiGene. BeiGene shall indemnify, defend, and hold Consultant harmless from any and all Losses arising out of or resulting from Claims to the extent such Claims arise out of or result from: (i) any negligent or willful acts or omissions by BeiGene; (ii) BeiGene’s failure to comply with applicable law; or (iii) any material breach of this Agreement by BeiGene. Notwithstanding the foregoing, BeiGene will not be obligated to indemnify Consultant to the extent that the applicable Claim is within the scope of Consultant’s indemnification obligations under Section 11(a) (Indemnification by Consultant).

12.Miscellaneous.

(a)Adverse Event Reporting. In the event Consultant becomes aware of an adverse event, adverse drug reaction, and/or a product complaint pertaining to a BeiGene product, Consultant shall inform BeiGene's Safety Operations Group within 24 hours of first awareness via  adverse_events@beigene.com and/or productcomplaints@beigene.com, in accordance with BeiGene’s SOPs.

(b)Independent Contractor. The Parties understand and agree that Consultant is an independent contractor and not an agent or employee of BeiGene. Consultant has no authority to obligate

BeiGene by contract or otherwise. Consultant will not be eligible for any employee benefits of BeiGene and expressly waives any rights to any employee benefits, including any form of equity compensation. Consultant acknowledges that Consultant is not relying upon or seeking BeiGene benefits and the existence of such benefits is not the reason for Consultant to enter into this Agreement. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds BeiGene harmless from and against any liability with respect to such taxes, benefits and other matters.

(c)Use of Name. Consultant consents to the use by BeiGene of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to BeiGene.

(d)Entire Agreement. This Agreement contains the entire agreement of the Parties with regard to its subject matter and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the Parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of BeiGene.

(e)Certain Disclosures and Transparency. Consultant acknowledges that BeiGene and its affiliates are required to abide by federal and state disclosure laws and certain transparency policies governing their activities including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. Consultant agrees that BeiGene and its affiliates may, in their sole discretion, disclose information about this Agreement and about Consultant’s Consulting Services including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Agreement. Consultant agrees to promptly supply information reasonably requested by BeiGene for disclosure purposes. To the extent that Consultant is independently obligated to disclose specific information concerning the Consulting Services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Agreement, Consultant will make timely and accurate required disclosures.

(f)Assignment and Binding Effect. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party without BeiGene’s prior written consent, which shall not be unreasonably withheld. BeiGene may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and permitted assigns.

(g)Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving Party set forth in this Agreement or at such other address as the receiving Party may specify in writing under this procedure. Notices to BeiGene will be marked “Attention: General Counsel, BeiGene, Ltd. c/o BeiGene USA, Inc., 55 Cambridge Parkway, Suite 700W, Cambridge, MA 02142 USA,” with a copy to legalnotices@beigene.com. All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

(h)Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the state in which you are engaged to work (the “Governing State”), without regard to any choice of law principle that would require the application of the law of another jurisdiction. The Parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Governing State and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts. In any claim under this Agreement, Consultant waives its right to a jury trial, to the extent permissible by law.

(i)Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the Parties, within the limits of applicable law.

(j)No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(k)Waivers. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving Party, as applicable.

(l)Remedies. Consultant agrees that: (i) BeiGene may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach BeiGene will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

(m)Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

The Parties have executed this Agreement.

BEIGENE USA, INC.		JANE HUANG
By:	/s/ Graham Hardiman	By:	/s/ Jane Huang
Name:	Graham Hardiman	Name:	Jane Huang
Title:	Senior Vice President, Head of Global Human Resources	Date:	3/2/2022
Date:	3/2/2022